Exhibit 99.A

News

For Immediate Release

El Paso Corporation Successfully Prices $500 Million of 12.000% Senior Notes Due 2013

HOUSTON, TX, December 9, 2008—El Paso Corporation (NYSE: EP) announced today that it has priced its public offering of $500 million of senior notes due December 12, 2013 with a coupon of 12.000%, issued at a discount generating a yield of 15.250%.  El Paso expects closing to occur on December 12, 2008.  The notes are being offered under El Paso's shelf registration statement.

“Today’s successful debt offering demonstrates El Paso’s strength and ability to access the capital markets, even in these turbulent times,” said Doug Foshee, president and chief executive officer of El Paso Corporation.   “We are pleased with this important step in our progress towards meeting the company’s 2009 capital needs.”

Net proceeds from the offering will be approximately $438 million.  El Paso plans to use the net proceeds from the sale of the notes for general corporate purposes, including the repayment of debt maturing during 2009.  2009 maturities include approximately $112 million of El Paso's 6.375% notes due February 1, 2009; approximately $539 million of El Paso's 7.125% notes due May 6, 2009; and $413 million of El Paso's 6.75% notes due May 15, 2009.

Upon issuance, the notes will be senior unsecured obligations of El Paso and will rank equally in right of payment with other existing and future unsecured senior indebtedness of El Paso.  The notes will not be guaranteed by any of El Paso's subsidiaries or unconsolidated affiliates.

El Paso's offering is being made only by means of a prospectus and related prospectus supplement, a copy of which may be obtained from Morgan Stanley at prospectus@morganstanley.com or 1-866-718-1649.

This press release does not constitute an offer to sell or a solicitation of any offer to buy such securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

El Paso provides natural gas and related energy products in a safe, efficient, and dependable manner.  El Paso owns North America's largest interstate natural gas pipeline system and one of North America's largest independent natural gas producers.  For more information, visit http://www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  All forward-looking statements are based on assumptions that El Paso believes to be reasonable. However, actual results almost always vary from assumed facts and the differences can be material, depending upon the circumstances.  As a result, you should not place undue reliance on such forward-looking statements.  The words "believe," "expect," "estimate," "anticipate" and similar expressions will generally identify forward-looking statements.  All of El Paso's forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements.  In addition, El Paso disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.

With this in mind, you should consider the risks discussed under the caption "Risk Factors" in El Paso's Annual and Quarterly Reports on Forms 10-K and 10-Q and in the other documents El Paso files with the SEC from time to time, which could cause actual results to differ materially from those expressed in any forward-looking statement made by El Paso or on El Paso's behalf.

Contacts
Investor and Media Relations
Bruce L. Connery, Vice President
Office:  (713) 420-5855

Media Relations
Bill Baerg, Manager
Office:  (713) 420-2906